UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 25, 2008

Morgans Hotel Group Co.
 (Exact name of registrant as specified in its charter)

Delaware	001-33738	16-1736884
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Tenth Avenue New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 277-4100

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On November 25, 2008, Morgans Hotel Group Co. (the “Company”) and the 50/50 joint venture partner for Mondrian in South Beach, Sanctuary West Avenue LLC (the “JV Partner”), amended and restated (i) the Loan Agreement, dated as of August 8, 2006, between 1100 West Properties, LLC (the “Mortgage Borrower”) and Eurohypo AG, New York Branch, CIT Lending Services Corporation and KBC Bank NV (the “Mortgage Loan”), as amended, which matures on August 1, 2009 and is secured by Mondrian in South Beach and (ii) the Mezzanine Loan Agreement, dated as of April 25, 2008, between 1100 West Holdings, LLC, the sole member of the Mortgage Borrower (the “Mezzanine Borrower”), and Eurohypo (the “Mezzanine Loan”), which matures on August 1, 2009 and is secured by a pledge of 100% of the membership interest in the Mortgage Borrower. In connection with the amendment and restatement of the Mortgage Loan and the Mezzanine Loan, an affiliate of the Company and an affiliate of the JV Partner have provided additional mezzanine financing of approximately $22.5 million to 1100 West Holdings II, LLC, the sole member of the Mezzanine Borrower and the joint venture entity for Mondrian in South Beach, to fund completion of the construction and renovations at Mondrian in South Beach.

Each of the Mortgage and Mezzanine Loans were amended and restated to provide for (i) four one-year extension options following the applicable maturity dates to August 1, 2010, July 31, 2011, July 30, 2012 and July 29, 2013, respectively, and (ii) a fifth extension option to October 31, 2013. The first extension is subject to completion of Mondrian in South Beach. It is also a condition to the first and second extensions that the Mortgage Borrower prepay or refinance 50% of the amounts funded by Eurohypo under the First Take-Out Event and the Second Take-Out Event, respectively, as described below. The third and fourth extensions are subject to, among other things, payment of a 0.25% extension fee and satisfaction of minimum debt service coverage ratios of 1.10x and 1.35x, respectively. The fourth extension is also subject to maintaining loan-to-value of 80% on an as-completed basis.

As of November 25, 2008, approximately $84 million was outstanding under the Mortgage Loan, with $53 million held by CIT Lending Services Corporation and KBC Bank NV (the “A-Note”) and $31 million held by Eurohypo (the “B-Note”). Interest rates under the amended and restated Mortgage Loan are fluctuating rates of interest measured by reference to, at the Company’s election, either LIBOR or a base rate, plus a borrowing margin. LIBOR loans have an initial borrowing margin of 3.25% for the A-Note and 4.46% for the B-Note, and base rate loans have an initial borrowing margin of 0.75% for the A-Note and 1.49% for the B-Note, subject to increase over time and/or upon the occurrence of certain events. In connection with the modifications, Eurohypo agreed (i) to purchase, at the option of the A-Note lenders, up to $35 million outstanding under the A-Note upon the earlier of (x) August 1, 2009, (y) an event of default under the Mortgage Loan or (z) a downgrade in Eurohypo’s credit rating below certain thresholds (the “First Take-Out Event”) and (ii) to purchase on or before August 1, 2010, the then outstanding principal balance under the A-Note (the “Second Take-Out Event”).

As of November 25, 2008, approximately $28 million was outstanding under the Mezzanine Loan. Interest rates under the amended and restated Mezzanine Loan are fluctuating rates of interest measured by reference to, at the Company’s election, either LIBOR or a base rate, plus a borrowing margin. LIBOR loans have an initial borrowing margin of 6.0% and base rate loans have an initial borrowing margin of 10.0%.

The Mortgage Borrower and the Mezzanine Borrower are required to maintain interest rate caps for amounts outstanding under the Mortgage Loan and the Mezzanine Loan, respectively.

Copies of the Amended and Restated Loan Agreement and Amended and Restated Mezzanine Loan Agreement, each dated as of November 25, 2008, will be filed as exhibits to the Company’s annual report on Form 10-K for fiscal year ended December 31, 2008. The foregoing description of the agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the agreements. A copy of the press release announcing entry into the Amended and Restated Loan Agreement and Amended and Restated Mezzanine Loan Agreement is furnished as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release issued by Morgans Hotel Group Co. dated November 25, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGANS HOTEL GROUP CO.

Date: November 25, 2008	By:	/s/ Richard Szymanski
Richard Szymanski
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release issued by Morgans Hotel Group Co. dated November 25, 2008